Exhibit 10.0

CLIFTON SAVINGS BANK

PERFORMANCE INCENTIVE COMPENSATION PLAN,

AS AMENDED JUNE 22, 2016

1.	Purpose

The purpose of the Clifton Savings Bank Performance Incentive Compensation Plan (the “Plan”) is to provide annual cash awards to key personnel (each, a “Participant”) of Clifton Savings Bank (the “Bank”) and its affiliates that recognizes and rewards the achievement of corporate and/or individual performance goals.

2.	Effective Date of Plan

The Plan was effective upon adoption by the Board of Directors of the Bank on July 2, 2014 and, as amended, is in effect for the subsequent Plan Years. A “Plan Year” is the Bank’s fiscal year and references to a specific “Plan Year” shall refer to the year in which such fiscal year ends, as dictated by the context.

3.	Plan Administration

The Plan shall be administered by the Compensation Committee (“Committee”) of the Board of Directors of the Bank. The Committee shall have the power and authority, subject to the provisions of the Plan and applicable law, to (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (a) shall be within the sole discretion of the Committee, (b) may be made at any time, and (c) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants in the Plan, their legal representatives and beneficiaries and employees of the Bank and its affiliates.

4.	Eligibility

Employees of the Bank are eligible to participate in the Plan only upon designation by the Committee.

5.	Awards
(a)	Prior to or within 90 days after the fiscal year-end, the Committee shall designate the following in an award program established for such Plan Year:
(i)

The employees who will participate in the Plan for the Plan Year. The Committee may, after the 90th day noted above, designate additional employees, including but not limited to, newly hired employees, to participate in the Plan for the Plan Year, provided, however, that: (A) any awards earned by any such Participant for participation for such partial Plan Year will be pro-rated based on the number of days during the Plan Year in which the Participant participated in the Plan, and (B) the Performance Goals for such additional Participants will be established prior to or before the expiration of 25% of the days remaining in such partial Plan Year. Notwithstanding anything in this Plan to the contrary, designation as a Participant for any Plan Year will not establish the Participant’s eligibility to participate in any subsequent Plan Year.

(ii)	The Performance Metrics, as defined herein, that will apply to the determination of awards for the Plan Year.

(iii)	The Performance Goals, as defined herein, to be met by the Bank for Participants to earn awards for the Plan Year and a payout matrix or formula for such Performance Metrics and Performance Goals.
(iv)	The individual performance criteria, if any, applicable to a Participant for the Plan Year.
(b)

All awards under the Plan will be made in the form of a cash payment. Awards will generally be determined by reference to (i) a Participant’s base salary as of the last day of the Plan Year and (ii) a specified percentage (expressed as a decimal or fixed by a formula which will determine such percentage) determined by the Committee to apply to the Participant for the Plan Year based on the payout matrix or formula for the Performance Metrics and Performance Goals established for the Plan Year.

(c)

Unless otherwise determined by the Committee, a Participant who terminates employment, either voluntarily or involuntarily, before the payment date for awards for the Plan Year is thereby ineligible for an award under the Plan. The Committee, in its sole discretion, may authorize the full or partial payments of awards to a Participant who terminates employment prior to the payment date by reason of death, disability, or retirement (with exemplary performance), or in such other circumstances as the Committee may determine.

(d)

Within a reasonable time following each fiscal year-end, each Participant for the Plan Year shall receive a written communication (“a notice of participation”) from the Committee identifying (i) the applicable Performance Metrics, Performance Goals and any individual performance goals for the Plan Year, (ii) the award opportunity, and (iii) other applicable terms and conditions.

(e)	The Participants, the Performance Metrics, Performance Goals and award opportunities shall be as set forth in Exhibit A to the Plan.
6.	Performance Metrics

For each Plan Year, the Committee shall designate one or more of the corporate financial criteria (the “Performance Metrics”) for use in determining an award for a Participant for such Plan Year; provided, however, that the Committee retains the discretion to determine whether an award will be paid under any one or more of such Performance Metrics, as specified herein.

7.	Performance Goals

For each Plan Year, the Committee shall establish one or more specific objective performance goals (the “Performance Goals”), the outcome of which are substantially uncertain at the time so established, for each of the Performance Metrics designated by the Committee for the Plan Year, against which actual performance is to be measured to determine the amount or level of awards. Performance Goals established by the Committee may be described by means of a matrix or formula, providing for goals resulting in the payment of awards under the Plan.

8.	Determination and Payment of Awards

As soon as practicable after the end of the Plan Year, the Committee will determine the amount of the award, if any, earned by each Participant, based on the application of the criteria and goals specified pursuant to Sections 6 and 7 and any individual performance criteria established by the Committee; provided, however, that the Committee may, in its sole discretion, reduce the amount which would otherwise be payable to a Participant under the Plan based upon such factors as the Committee deems relevant. In the cases of those participants whose awards are based solely on the criteria and goals specified pursuant to Sections 6 and 7 herein, such awards are subject to downward adjustment if, based solely on the discretion of the Committee, it is decided that said participant’s performance was contrary to the achievement of Bank goals generally, due to such factors, among others, as less than exemplary performance, lack of outside Bank engagement (i.e. community/customer/prospect relations and interactions), work ethic and/or attitude detrimental to the overall well-being of his or her department or the Bank at large.

In the cases of those participants whose awards are based on the criteria and goals specified pursuant to Sections 6 and 7 herein and individual performance criteria, such awards are subject to downward adjustment for the reasons and pursuant to the discretion noted above, as well as in the event one or more of one’s individual performance criteria are graded “3” or less. Cash payments will occur as soon as administratively practicable after determination of the awards by the Committee and not later than 75 days after the end of the Plan Year, unless payment of the cash portion of an award has been deferred pursuant to Section 10(f) hereof. The Committee’s determination must include a certification in writing that the Performance Goals and any other material terms of the award were in fact satisfied; provided that minutes of the Committee meeting (or any action by written consent) shall satisfy the written certification requirement. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, authorize the payment of an award prior to the end of the Plan Year if the Committee determines that the applicable Performance Metrics and any applicable individual performance criteria have been, or are likely to be, satisfied.

9.	Termination, Suspension or Modification of the Plan

The Board of Directors may at any time, with or without notice, terminate, suspend, or modify the Plan in whole or in part, provided that any awards earned for a completed performance year but not yet paid will not be affected. The Committee may also correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

10.	Miscellaneous
(a)

No award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his/her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge encumber, charge, or otherwise dispose of any right to such award shall be void.

(b)

Neither the adoption of the Plan, the determination of eligibility to participate in the Plan, nor the granting of an award under the Plan shall confer upon any Participant any right to continue in the employ of the Bank or any of its affiliates or to interfere in any way with the right of the Bank or the affiliate to terminate such employment at any time.

(c)	The Bank shall have the right to withhold the amount of any tax attributable to amounts payable or benefits distributable under the Plan.
(d)	The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of New Jersey.
(e)

Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board of Directors, the Bank or any affiliate of the Bank to establish any other compensation plan, or as in any way limiting its or their authority to pay discretionary bonuses or supplemental compensation to any persons employed by the Bank or any affiliate of the Bank, whether or not such person is a Participant in this Plan or such criteria and goals specified herein have been met, and regardless of how the amount of such compensation or bonuses is determined.

(f)

A Participant may elect to defer payment of his/her cash award under the Plan if deferral of an award under the Plan is permitted pursuant to the terms of a deferred compensation program of the Bank existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program.

(g)

It is intended that all cash awards made under the Plan shall constitute short-term deferrals for purposes of the regulations issued under Internal Revenue Code Section 409A and that all provisions of this Plan shall be interpreted in all events in a manner consistent with such intent, to the extent Section 409A could apply.

(h)	Any payment under this Plan is subject to recovery (clawback) in accordance with the Company’s clawback policy and applicable law or regulation.

EXHIBIT A

CLIFTON SAVINGS BANK

PERFORMANCE INCENTIVE COMPENSATION PLAN

2017 INCENTIVE PROGRAM

Pursuant to the terms of the Clifton Savings Bank Performance Incentive Compensation Plan, the Compensation Committee of the Board of Directors of Clifton Savings Bank hereby establishes the following incentive compensation program for Plan Year 2017 for employees designated below as 2017 participants. The terms of the Plan are incorporated by reference herein. All capitalized terms not defined herein shall the same meaning as under the Plan.

A.	2017 Incentive Program Participants

An employee identified in Appendix A to this 2017 Incentive Program description shall be a Participant in the 2017 Incentive Program and subject to any specific terms and conditions set forth in their notice of participation, including, without limitation, any individual performance objectives applicable for the 2017 Plan Year.

B.	2017 Incentive Program Performance Metrics

The following Performance Metrics shall be used to determine award levels under the 2017 program with the indicated weighting of each metric expressed as a percentage of the total weighting of the portion of the award attributable to Bank financial performance (as set forth in the award matrix in Paragraph E below):

Net Income	50%
YOY Asset Growth	50%
C.	2017 Incentive Program Performance Goals

Participant awards shall be determined by reference to the attainment of the indicated levels of Bank performance with respect to the 2017 Performance Metrics.

Performance Goals
Goals	Net Income (1) (50% weighting)	YOY Asset Growth (2) (50% weighting)
Threshold
Target
Maximum

(1)	Net income after incentive payments.
(2)

Change in total assets from March 31, 2016 and March 31, 2017. The Bank cannot exceed the maximum loan-to-deposit ratio in the Risk Tolerance Report unless specifically approved by the Compensation Committee.

D.2017 Individual Performance Goals

Individual performance goals shall be as specified in the Participant’s notice of participation and shall be weighted as specified in the matrix in Paragraph E below. The level of attainment of individual goals is based on a discretionary assessment of the Participant’s performance in accordance with the process set forth in the Participant’s notice of participation.

E.	2017 Incentive Program Award Opportunities

Based on the attainment of the 2017 Performance Goals and the indicated weighting, the following Participant award opportunities shall apply for the 2017 Plan Year, subject to any adjustment authorized by the Plan:

	Total Incentive Opportunity (% of base salary)			Goal Weightings
Name	Threshold	Target	Maximum	Bank	Individual
Paul Aguggia	5%	10%	20%	100%	0%
Christine Piano	5%	10%	20%	100%	0%
Michael Lesler	5%	10%	20%	100%	0%
Tricia Hrotko	5%	10%	20%	60%	40%
Stephen Hoogerhyde	5%	10%	20%	60%	40%
Linda Fisher	5%	10%	20%	40%	60%
Bernadette McDonald	5%	10%	20%	40%	60%
Xika (Nancy) Na	5%	10%	20%	40%	60%
Richard Bzdek	5%	10%	20%	40%	60%
Claire Giancola	5%	10%	20%	40%	60%

* Mr. D’Ambra’s bonus, if any, is under the discretion of the Committee, pursuant to the terms of the Plan.

F.	Special Rules

The following rules shall apply to the calculation of awards under the 2017 Plan:

▪	No awards will be paid to a Participant unless the following two conditions are met at the time of payment:
o

The Bank must not be subject to a regulatory order and must have a satisfactory rating from all applicable regulatory agencies, and must have achieved a ratio of non-performing loans to total loans of less than 3.0%; and

o	The Participant has received an overall satisfactory 2017 performance review; provided, however, that awards can be reduced in accordance with the terms of this Plan.
▪	Cash awards shall be determined as a percentage of the Participant’s annual rate of base salary on the last day of the Plan Year.
▪	All cash awards shall be rounded to the nearest whole dollar.

APPENDIX A

2017 PERFORMANCE INCENTIVE COMPENSATION PLAN PARTICIPANTS

Paul Aguggia

Christine Piano

Michael Lesler

Tricia Hrotko

Stephen Hoogerhyde

Linda Fisher

Bernadette McDonald

Xika (Nancy) Na

Richard Bzdek

Claire Giancola

Bart D’Ambra (subject to section 5(c) of the Plan)